Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NeoMagic Corporation and to the incorporation by reference therein of our report dated April 22, 2005, with respect to the consolidated financial statements and schedule of NeoMagic Corporation for each of the two years in the period ended January 31, 2005, included in its annual Report (Form 10-K) for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

April 6, 2006